As filed with the Securities and Exchange Commission on October 20, 2003
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             COMMTOUCH SOFTWARE LTD.
             (Exact name of Registrant as specified in its charter)

              Israel                                    Not Applicable
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                     Identification No.)

                                1A Hazoran Street
                      Poleg Industrial Park, P.O. Box 8511
                              Netanya 42504, Israel
                               011-972-9-863-6888
   (Address and telephone number of Registrant's principal executive offices)

                               c/o Commtouch Inc.
                     Devyani Patel, Vice President, Finance
                         1300 Crittenden Lane, Ste. 102
                         Mountain View, California 94043
                                 (650) 864-2000
            (Name, address and telephone number of agent for service)

                                   Copies to:

Lior O. Nuchi                Gary Davis                  Aaron M. Lampert
Venrice R. Palmer            General Counsel &           Naschitz, Brandes & Co.
Bingham McCutchen LLP        Secretary                   5 Tuval Street
Three Embarcadero Center     Commtouch Inc.              Tel Aviv 67897 Israel
San Francisco, CA 94111      1300 Crittenden Lane,       Tel: 972-3-623-5000
Tel:(415) 393-2000           Suite 102                   Fax: 972-3-623-5005
Fax: (415) 393-2286          Mountain View, CA 94043
                             Tel:  (650) 864-2290
                             Fax:  (650) 864-2006


         Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         Calculation of Registration Fee

======================================================================================================================
                                                   Proposed
     Title of Each Class                            Maximum                    Proposed
        of Securities          Amount to be      Aggregate Price           Maximum Aggregate           Amount of
      To Be Registered          Registered        Per Unit(1)               Offering Price         Registration Fee(2)
----------------------------------------------------------------------------------------------------------------------
ordinary shares, NIS 0.05
nominal value per share......   8,793,564            $0.85                   $7,474,529             $687.66
======================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Company's ordinary shares as reported on the Nasdaq SmallCap Market System on October 13, 2003.

(2) The Registrant initially filed a Registration Statement on Form F-1 (Registration No. 333-31836) on March 6, 2000 (the "Form F-1"), to register certain offers and sales of its ordinary shares as set forth in that Registration Statement. Subsequently, the Registrant withdrew the Form F-1 on April 12, 2000. The Registrant is filing this Registration Statement on Form F-3 to register the reoffer and resale of the securities indicated on this cover page. A registration fee of $49,468.00 was paid in connection with the filing of the Form F-1. Pursuant to Rule 457(p), the aggregate total dollar amount of the filing fee associated with the unsold ordinary shares under the F-1 has previously been offset by the filing fees in the amounts of (a) $119.80 for Registration Statement on Form S-8 No. 333-65532 filed on July 20, 2001; (b) $158.24 for Registration Statement on Form F-3 No. 333-68248 filed on August 24, 2001; and (c) $104.45 for Registration Statement on Form F-3 No. 333-88248 filed on May 15, 2002. The remaining balance of $49,085.51 is being further offset by the filing fee due for this Registration Statement.

================================================================================
                                EXPLANATORY NOTE

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus which is a part of this registration statement also updates the prospectus that is included in Registration Statement on Form F-3 333-88248 filed on May 15, 2002.
================================================================================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

Commtouch Software Ltd.

15,651,975 Ordinary Shares

--------------------------------------------------------------------------------

         As we describe further below under "Offer Statistics and Expected Timetable and Plan of Distribution," the Selling Securityholders identified in this prospectus are selling up to 15,651,975 of our ordinary shares, 5,907,852 of which underlie warrants. The warrants themselves are not being offered by this prospectus. Some of the Selling Securityholders acquired the ordinary shares from the Company in a private placement in April 2002 after approval by the Company's shareholders at a meeting held on April 8, 2002. Also, some of the Selling Securityholders acquired the ordinary shares from the Company in two private placements in July 2003 after approval by the Company's board of directors on July 15, 2003 and July 28, 2003. Also, AxcessNet Resources LLC acquired 206,897 ordinary shares by way of exercise of a warrant issued pursuant to a consulting services agreement entered into by the Company and AxcessNet Ltd. in September 2002. The ordinary shares offered hereby have been registered pursuant to registration rights granted to the Selling Securityholders by the Company. These securities may be offered from time to time by the Selling Securityholders through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. The Selling Securityholders will receive all of the proceeds from this offering and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the securities. We will pay the expenses of registration of this offering.

         The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

         The ordinary shares are being offered by the Selling Securityholders subject to prior sale, subject to their right to reject offers in whole or in part and subject to certain other conditions.

         The Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of ordinary shares also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the ordinary shares is subject to the prospectus delivery requirements of the Securities Act.

         Our ordinary shares are currently traded on the Nasdaq SmallCap Market under the symbol "CTCH." On October 17, 2003 the last reported sales price of an ordinary share on the Nasdaq SmallCap Market was $1.47 per share.

--------------------------------------------------------------------------------
    This investment involves risk. See "Risk Factors" beginning on page ____.
--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is October 20, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                           -----
Special Note Regarding Forward-Looking Information..........................   1
Summary ....................................................................   2
Operating and Financial Review and Prospects ...............................   4
Risk Factors ...............................................................   8
Capitalization and Indebtedness ............................................  18
The Offer and Listing.......................................................  19
Reasons for the Offer and Use of Proceeds ..................................  20
Selling Securityholders ....................................................  20
Shares Eligible for Future Sale ............................................  24
Offer Statistics and Expected Timetable and Plan of Distribution............  25
Legal Matters ..............................................................  27
Experts ....................................................................  27
Where You Can Find More Information ........................................  27
Information Incorporated by Reference ......................................  28
Enforceability of Civil Liabilities ........................................  29

--------------------------------------------------------------------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This document contains forward-looking statements, including projections about our business, within the meaning of Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as "expect," "plan," "intend," "seek," "estimate," anticipate," and "believe" and similar expressions are forward-looking statements. These statements are based on information available to us at the time of the preparation of this document; we assume no obligation to update any of them, to the extent that we are not so required under applicable law. The statements in this document are not guarantees of future performance and actual results could differ materially from our current expectations as a result of numerous factors, including business conditions and growth or deterioration in our market, commerce and the general economy both domestic as well as international; fewer than expected new-partner relationships; competitive factors including pricing pressures; technological developments, and products offered by competitors; availability of qualified staff for expansion; and technological difficulties and resource constraints encountered in developing new products as well as those risks described below and in the Company's Annual Reports on Form 20-F and reports on Form 6-K, which are available through www.sec.gov.

                                     SUMMARY

We are a provider of anti-spam solutions to enterprise customers. The Company offers its anti-spam solutions to small, medium and large enterprises through a variety of distribution channels, namely various reseller channels. The solutions are also available for integration with security, content filtering, anti-virus and other filtering solutions through alliances and strategic partnerships. A combination of proprietary and patent-pending technologies makes it possible for Commtouch to detect, alert and block most spam attacks as they are distributed over the Internet.

Our anti-spam solution consists of both a software element (the "Enterprise Gateway") and a service component (the "Service Center"). At the Enterprise Gateway, messages are filtered at the customer organization's entry point, before being distributed to recipients, with added user-level controls and a top level of secure spam detection services from the Service Center, all allowing for real-time reaction to worldwide spam attacks. At the heart of the solution, however, is the Service Center, which detects new spam attacks as soon as they are launched and distributed over the Internet. The Service Center provides real-time spam detection services to enterprise customers by maintaining constant communication with Enterprise Gateways that are locally installed at customer premises in different locations worldwide. The Service Center collects information from multiple sources about new spam attacks, analyzes the input using Commtouch patent-pending technology, identifies and detects spam, classifies the data, matches its stored information against outstanding queries for spam detection from Enterprise Gateways and replies in real-time back to the Enterprise Gateways with a prioritized and accurate resolution. The whole process takes no more than 300ms. Enterprise privacy is kept at a maximum because the content of incoming email messages is not seen by the Service Center.

In particular, the Commtouch anti-spam solution operates to help eliminate spam as follows:

     Inbound email enters the Enterprise Gateway, a software add-on to the enterprise SMTP server.

     The Enterprise Gateway matches key characteristics of the message with predefined spam policies created by IT managers or end-users.

     If the solution does not match the message to a known source, either spam or non-spam, it compares characteristics of the incoming message against the Enterprise Gateway database of recently identified spam.

     If the message remains suspicious, but cannot be confirmed as spam, the Enterprise Gateway queries the Service Center for remote spam detection and classification services.

     The outgoing  query  consists of encrypted  digital  signatures  taken from
     e-mail   header    information   to   ensure   enterprise    security   and
     confidentiality.

     The Service Center weighs the values of the outstanding query against its vast database of real-time information about known spam messages and sources of spam, and replies to the Enterprise Gateway with a unique and up-to-date classification.

     The Enterprise Gateway applies a locally predefined action to the message and may store the information internally to match against new incoming messages bearing similar characteristics.

We also offer a Software Development Kit ("SDK"). The SDK enables third-party vendors to integrate the Commtouch anti-spam solution advantages into their existing offerings, providing them with full spam identification and spam classification services from the Service Center. These vendors benefit from Commtouch expertise in blocking spam and other unwanted email traffic without the need to develop and dedicate a service department in-house. The SDK communicates fully with the remote Service Center, receiving results to queries about suspicious messages and acting according to set policies on the customer side. Each such vendor has the flexibility to determine how best to integrate the SDK results into their solution. For example, if the Service Center classifies a specific message as spam, the vendor's application may respond by either quarantining the message, rejecting it completely or sending a bounce-back message to its sender or any other option provided by the vendor's specific application.

The SDK consists of a set of APIs, which receive characteristics of incoming messages as input from the vendor's application, returning the status of the message as output from the Service Center. The vendor has the option of installing an API, which returns a deterministic result classifying messages as either spam or non-spam, or using an API that classifies messages based on the level of suspicion that the message is spam. Each vendor can implement its solution differently, making the unique advantages of SDK flexible to match particular needs.

Products that may benefit from integration of the SDK solution include:

     o        Anti-virus applications
     o        Content filtering solutions
     o        Firewall systems
     o        Security servers
     o        Other network appliances

Office Location

Our principal executive offices are located at 1A Hazoran Street, Poleg Industrial Park, Netanya 42504, Israel, where our telephone number is 011-972-9-863-6888, and our wholly owned subsidiary, Commtouch Inc., is located at 1300 Crittenden Lane, Suite 102, Mountain View, California 94043, with a telephone number of (650) 864-2000. Our website address is www.commtouch.com.

                         -------------------------------

Operating and Financial Review and Prospects

The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this report. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, the words "expects," "anticipates," "believes," "intends," "plans," "seeks" and "estimates" and similar expressions are intended to identify forward-looking statements. Commtouch's actual results and the timing of certain events may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those set forth elsewhere in this report.

Overview

During 2002, our main business was providing outsourced integrated Web-based email and messaging solutions to a few businesses that remained as customers following the transfer of our consumer outsource web-based email business and sale of our Hosted Exchange email business during late 2001 and early 2002 in transactions with MailCentro Inc. and Telecomputing, Inc. respectively. During early 2002, concurrent with the divestiture of the Company's above-stated businesses, the Company began marketing to service providers its messaging software platform ("CMP"), which had been in development by the Company prior to that time. Following a concerted effort to penetrate the email server market and a determination that the continuing unfavorable economic conditions would hamper potential sales of CMP, and given the Company's inherent knowledge of anti-spam solutions based on its many years as an ASP in the outsourced email market and the growing worldwide attention that has been directed to the problem of spam, the Company transitioned its focus to the anti-spam market in mid-2002. While no uniform definition of spam exists, the Company generally defines "spam" as the sending of unsolicited bulk email for commercial and non-commercial purposes.

In February 2002, the Company sold off its migration service business, Wingra, to Wingra's senior management. The operations of Wingra have been eliminated from the operations of the entity as a result of the disposal transaction. The Company has no intent to continue its activity in the migration service.

The results of operations including revenue, operating expenses and other income and expense of Wingra for the six months ended 2002 have been reclassified in the accompanying statements of operations as discontinued operations.

Critical Accounting Policies and Estimates

Operating and Financial Review and Prospects are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Management believes the critical accounting policies and areas that require the most significant judgments and estimates to be used in the preparation of the consolidated financial statements are revenue recognition and commitments and contingencies.

Revenue recognition

Revenue is recognized when the earnings process is complete, as evidenced by an agreement between the customer and the company, when delivery has occurred or services have been rendered, when the fee is fixed or determinable and when collection is probable. The recognition of revenue in conformity with accounting principles generally accepted in the United States requires the company to make estimates and assumptions that affect the reported amounts of revenue. Estimates related to the recognition of revenue include the accumulated provision for revenues subject to refund and other. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, current operating results can be affected by revisions to prior accounting estimates.

Allowance for Doubtful Accounts and promissory notes

We maintain allowances for doubtful accounts for estimated losses from our customers' inability to make payments they owe us and for estimated losses from our former employees inability to pay amounts guaranteed by promissory notes. In order to estimate the appropriate level of this allowance, we analyze historical bad debts, customer concentrations, current customer credit-worthiness, current economic trends and changes in our customer payment patterns. If the financial condition of our customers/employees were to deteriorate and to impair their ability to make payments to us, additional allowances might be required in future periods.

Impairment of long-lived assets

We assess the fair value and recoverability of our long-lived assets whenever events and circumstances indicate the carrying value of an asset may not be recoverable from estimated future cash flows expected to result from its use and eventual disposition. In doing so, we make assumptions and estimates regarding future cash flows and other factors to make our determination. The fair value of our long-lived assets is dependent upon the forecasted performance of our business, changes in our industry and the overall economic environment. When we determine that the carrying value of our long-lived assets and goodwill may not be recoverable, we measure any impairment based upon a forecasted discounted cash flow method. If these forecasts are not met, we may have to record additional impairment charges not previously recognized.

During 2002, we performed an assessment of the our property and equipment, pursuant to SFAS No. No.144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No.144"). Pursuant to SFAS No. No.144, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of by sale are reported at the lower of the carrying amount or fair value less costs to sell. For the year ended December 31, 2002 the Company recognized impairment losses totaling $ 0.8 million, which were recorded as operating expenses.

Contingencies

Commtouch periodically records the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called "contingencies", and Commtouch's accounting for such events is prescribed by Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" ("SFAS No. 5")

SFAS No. 5 defines a contingency as "an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur."

SFAS No. 5 does not permit the accrual of gain contingencies under any circumstances. For loss contingencies, the loss must be accrued if (1) information is available that indicates it is probable that the loss has been incurred, given the likelihood of the uncertain future events; and (2) that the amount of the loss can be reasonably estimated.

The accrual of a contingency involves considerable judgment on the part of management. Commtouch uses its internal expertise, and outside experts (such as lawyers, tax specialists and engineers), as necessary, to help estimate the probability that a loss has been incurred and the amount (or range) of the loss. The Company has recorded contingencies in situations where management determined it was probable a loss had been incurred and the amount could be reasonably estimated.

Revenue Sources

Service Fees. During 2000 - 2002, most of our email service revenues resulted from contracts that required our customers to pay us a monthly per emailbox price subject to a minimum commitment fee and fees for direct marketing and communications services. In addition, the Company recognized revenue from sales of software licenses to end users. During that time, we recognized no revenues from our new anti-spam offering.

Results of Operations

                                                             Six         Six
                                                            Months      Months
                                                            Ended       Ended
                                                           June 30,    June 30,
                                                             2003        2002
                                                           --------    --------
Revenues:
 Email services ........................................   $    176    $  2,076
 Software licenses .....................................       --           200
                                                           --------    --------
 Total revenues ........................................   $    176    $  2,276
                                                           --------    --------
Cost of revenues:
 Email services ........................................        317       1,339
                                                           --------    --------
Gross profit (loss) ....................................       (141)        937
                                                           --------    --------
Operating expenses:
 Research and development, net .........................        708       1,103
 Sales and marketing ...................................        528         765
 General and administrative ............................        774       1,187
 Amortization of stock-based employee deferred
   compensation ........................................        126         276
                                                           --------    --------
 Total operating expenses ..............................      2,136       3,331
                                                           --------    --------
Operating loss .........................................     (2,277)     (2,394)
 Interest and other income (expense), net ..............       (141)         24
 Equity in Income of Imetrix ...........................        237          18
 Minority interest .....................................       --            74
                                                           --------    --------
 Loss from continuing operations .......................     (2,181)     (2,278)
                                                           --------    --------
 Gain on disposal of Wingra ............................       --         1,014
 Discontinued operations - Wingra ......................       --          (335)
                                                           --------    --------
Gain from sale of discontinued operations ..............       --           679
                                                           --------    --------
Net loss ...............................................   $ (2,181)   $ (1,599)
                                                           ========    ========

Comparison of the Six Months Ended June 30, 2003 and 2002 -
(U.S. dollars in thousands, except share and per share data)

Revenues. Email service revenues decreased 92% from $2,076 for the six-months ended June 30, 2002 to $176 for the same period in 2003. We recognized revenue of $200 from the sale of licenses for the six-months ended June 30, 2002 and none for the same period in 2003. For the six-months ended June 30, 2003, 100% of the revenues were derived from four customers (39% from customer A, 38% from customer B, 12% from customer C and 11% from customer D). For the six-months ended June 30, 2002, 51% of the revenues were derived from two customers (34% from customer A and 17% from customer B).

Cost of Revenues. Cost of revenues decreased 76% from $1,339 for the six-months ended June 30, 2002 to $317 for the same period in 2003.We have decreased our hosting infrastructure costs due to the agreement with MailCentro and sale of the Hosted Exchange business.

Research and Development, Net. Research and development expenses decreased 36% from $1,103 for the six-months ended June 30, 2002 to $708 for the same period in 2003 due to the decrease in personnel and other related costs. For the six-months ended June 30, 2002 and 2003, we received royalty-bearing grants totaling $145 and zero, respectively, from the Israeli government, which were recorded as a reduction of research and development costs. The Israeli government requires beneficiaries of such grants to pay royalties to the Israeli government based on the revenues derived from the sale of products, technologies and services developed with such grants.

Sales and Marketing. Sales and marketing expenses decreased 31% from $765 for the six-months ended June 30, 2002 to $528 for the same period in 2003, due to the agreement with MailCentro and sale of the Hosted Exchange business, as well as the change in business strategy.

General and Administrative. General and administrative expenses decreased 35% from $1,187 for the six-months ended June 30, 2002 to $774 for the same period in 2003, due primarily to curtailment of costs.

Amortization of Stock-Based Employee Deferred Compensation. Our stock-based employee deferred compensation expenses decreased 54% from $276 for the six-months ended June 30, 2002 to $126 for the same period in 2003. The deferred compensation is being amortized using the sum-of-digits method over the vesting schedule, generally four years. Amortization of these amounts will conclude during the third quarter of 2003. Deferred compensation expenses also included $117 for the six-months ended June 30, 2002 and 2003, respectively, relating to the repricing of stock options during 2001. The total amortization charge of $1.0 million related to the repricing will be amortized using the straight-line method over a three year vesting schedule.

Interest and Other Income, Net. Our interest and other income, net, decreased from a net income of $24 for the six-months ended 2002 to a net loss of $141 for the six-months ended June 30, 2003, due primarily to decreased interest income earned from cash equivalents, as the funds depleted in 2002.

Minority Interest. At June 30, 2002 and 2003, respectively, the Company owned 32% of the equity and voting rights of Commtouch, K.K. (Japan).

Liquidity and Capital Resources

We have financed our operations from the issuance of equity securities and, to a lesser extent from private loans, bank loans and research and development grants from the Israeli government.

As of June 30, 2003, we had approximately $1,034 of cash to fund operations for at least the next twelve months. For the six-months ended June 30, 2003 and 2002, we utilized $1,641 and $2,032, respectively of cash to fund operating losses. Net cash provided by financing activities were approximately $1,287, mainly due to proceeds from issuance of convertible loan.

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our ordinary shares. You should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our ordinary shares to decline, and you could lose part or all of your investment. The risks described below are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.

Business Risks

If the market does not respond favorably to our new anti-spam solutions, we will fail to generate revenues.

Our success will depend on the acceptance and use of our anti-spam solutions by enterprise customers. We cannot estimate the size or growth rate of the potential market for our anti-spam offerings. If the market for anti-spam solutions fails to grow or grows more slowly than we currently anticipate, our business will suffer dramatically. Even if that market grows, our solutions may not achieve broad market acceptance. Since we have only recently released our new anti-spam solution for general distribution, we do not have experience to evaluate whether it will achieve broad market acceptance. Also, because a preponderance of our future revenue will be derived directly or indirectly from our anti-spam solutions, if that market does not grow, our business will likely fail.

Dependence upon resellers and product concentration

The Company expects that it will continue to be dependent upon resellers for a significant portion of its revenues. If anticipated orders from these resellers fail to materialize, the Company's business, operating results and financial condition will be materially adversely affected. The Company expects to derive the vast majority of its revenues in the foreseeable future from sales of its anti-spam solutions.

Our future revenues are difficult to predict and our quarterly operating results may fluctuate which could adversely affect the value of your investment.

Because we have a limited history with our new anti-spam solutions and because of the emerging nature of the markets in which we compete, our revenue is difficult to predict. Our current and future expense levels are to a large extent fixed. We may be unable to adjust spending quickly to compensate for any revenue shortfall, and any significant revenue shortfall would have an immediate negative effect on our results of operations and share price.

A number of factors, many of which are enumerated in this "Risk Factors" section, are likely to cause fluctuations in our operating results and/or cause our share price to decline. Other factors which may cause such fluctuations include:

     o Our ability to successfully develop and market our anti-spam solutions to new markets;

     o   The market acceptance of our new anti-spam solutions;

     o The size, timing and fulfillment of orders for our new anti-spam solutions;

     o Our ability to expand our workforce with qualified personnel, as may be needed;

     o Unanticipated bugs or other problems arising in providing our new anti-spam solutions to enterprise customers;

     o The success of our resellers sales efforts to potential enterprise customers;

     o The solvency of our resellers and their ability to allocate sufficient resources towards the marketing of our new anti-spam solutions to their potential enterprise customers;

     o The rate of adoption of anti-spam solutions by enterprise customers in the current economic environment;

     o   The threat of de-listing by the NASDAQ;

     o The receipt or payment of irregular or nonrecurring revenues or expenses;

     o Our ability to successfully develop and market new, modified and/or upgraded solutions, as may be needed;

     o   The substantial decrease in information technology spending in general;

     o   Pricing of our solutions;

     o   Our ability to timely collect fees owed by resellers/customers; and

     o   Effectiveness  of  our  customer  support,   whether  provided  by  our
         resellers or directly by Commtouch.

Because of differing operational factors and the material changes to our business model, period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations. Because we are going to market with new solutions and have not had anti-spam solution sales during 2002, it is difficult to evaluate our business and prospects.

We commenced operations in 1991, but we are only beginning to try to sell our new anti-spam solutions after having ceased our efforts to sell our software messaging solution during 2002 and, prior to that time, having provided outsourced Web-based email services from 1998 through 2001 (which itself was a change from our initial focus on the sale, maintenance and servicing of stand-alone email client software products for mainframe and personal computers). In mid-2002, we began focusing exclusively on completing development of and selling our new anti-spam solutions. This change required us to once again adjust our business processes and to readjust the workforce at Commtouch (predominantly, the sales force). Therefore, we have no operating history as a provider of our new anti-spam solutions upon which you may be able to evaluate our business and prospects. It is too early to judge whether this business will succeed.

We have many established competitors who are offering a multitude of solutions to the spam problem

The market for anti-spam solutions is intensely competitive and we expect it to be increasingly competitive. Increased competition could result in pricing pressures, low operating margins and the realization of little or no market share, any of which could cause our business to suffer.

In the market for anti-spam solutions, there are a large number of providers offering "content filtering" solutions (solutions focusing solely on the content of potential spam email). Other providers that offer forms of software (gateway) and/or service based solutions and which may be viewed as direct competitors to Commtouch include Brightmail(R) and Postini(R). There is a great likelihood that, as the market for anti-spam solutions further develops and given the difficult technological hurdles in attempting to create an effective solution, established Internet security players will enter the market, who may be able to leverage their market position and resources to capture a portion of the anti-spam market.

As this market continues to develop, a number of companies with greater resources than ours could attempt to increase their presence in this market by acquiring or forming strategic alliances with our competitors or business partners. Competitors could introduce products with superior features, scalability and functionality at lower prices than our products and could also bundle existing or new products with other more established products that discourage users from purchasing our products. In addition, because there are relatively low barriers to entry for the software market, we expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could harm our business.

Also, there are companies that develop and maintain in-house anti-spam solutions, such as Microsoft(R)and Yahoo(R). These and other companies could potentially leverage their existing capabilities and relationships to enter the anti-spam industry.(R)Brightmail, Postini, Microsoft and Yahoo are trademarks of Brightmail, Inc., Postini, Inc., Microsoft Corporation and Yahoo! Inc. respectively.

Our market's level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our offerings, we may encounter increased competition in the development and distribution of these solutions. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, technical, sales, marketing and other resources than we do and may enter into strategic or commercial relationships on more favorable terms. Some of these competitors have research and development capabilities that may allow them to develop new or improved products that may compete with product lines we market and distribute. New technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against current and future competitors.

Our ability to increase our revenues will depend on our ability to successfully execute our sales and marketing plan.

The complexity of the underlying technological base of our anti-spam solutions and the current landscape of the anti-spam market require highly trained sales and marketing personnel to educate prospective resellers and customers regarding the use and benefits of our solutions. We have limited experience in selling anti-spam solutions to enterprise customers. It will take time for our current and future employees and resellers to learn how to market our solutions. Additionally, we are unable to predict the possibility of success selling newly introduced solutions for which we have no marketing experience and are relying on these solutions to produce a substantial portion of our revenues in the future. As a result of these factors, our sales and marketing organization may not be able to compete successfully against bigger and more experienced sales and marketing organizations of our competitors.

We have a history of losses and may never achieve profitability.

We incurred net losses of approximately $54.2 million in 2000, $61.0 million in 2001, $4.9 million in 2002 and a net loss of $2.18 million for the six months of 2003. As of December 31, 2002 and June 30, 2003, we had an accumulated deficit of approximately $151.7 million and approximately $153.8, respectively. We have not achieved profitability in any period, and we might continue to incur net losses in the future. If we do not achieve profitability, our share price may decline further.

Possible need for additional funds

The Company remains very thinly capitalized. As such, we might become dependent upon raising additional funds to finance our business. Our cash balance at December 31, 2002 and June 30, 2003 was approximately $1.4 million and approximately $1.0 million, respectively. In connection with the two private placements that occurred in July 2003, we raised an additional $3,040,000. See "Risk Factors--Investment Risks--We may need additional capital" below. If we are unable to raise additional funds, the Company could fail. There can be no assurance that we will be able to raise necessary funds or that we will be able to do so on terms acceptable to us. If needed, our inability to obtain adequate capital would limit our ability to continue our operations. Any such additional funding may result in significant dilution to existing stockholders.

In the past we have received funds for the development of our business from the State of Israel ("OCS") through the Office of the Chief Scientist, or the OCS. However, under our Convertible Loan Agreement, we have agreed to limit our total funding received or receivable from the OCS to a maximum in the aggregate of $1,500,000 during the term of the loan. Grants received from the OCS through 2002 that the Company potentially will be obligated to repay totaled approximately $800,000.

Risk of Litigation

Legal proceedings can be expensive, lengthy and disruptive to normal business operations, regardless of their merit. Moreover, the results of complex legal proceedings are difficult to predict and an unfavorable resolution of a lawsuit or proceeding could have a material adverse effect on the Company's business, results of operations or financial condition.

Indemnification of Directors and Officers

The Company has agreements with its directors, subject to Israeli law, that provide for the Company to indemnify these directors for any of the following obligations or expenses incurred as a result of an act or omission of such persons in their capacity as directors: (a) any monetary obligation imposed upon them for the benefit of a third party by a judgment, including a settlement or an arbitration decision, confirmed by the court, and (b) reasonable litigation expenses, including legal fees, actually incurred by such a director or imposed upon the director by a court order, in a proceeding brought against him/her by or on behalf of the Company or by others, or in connection with a criminal proceeding in which he/she was acquitted, or in connection with a criminal action which does not require criminal intent in which he/she was convicted.

Risk due to economic conditions

Should economic conditions fail to improve, our ability to sell our new anti-spam solutions could be negatively impacted. Furthermore, even if we are successful in selling our solutions, our ability to collect outstanding receivables may be significantly impacted by liquidity issues of our resellers' customers and/or our resellers themselves, which may negatively affect our ability to recognize future revenue based on sales. As a result, we may experience shortfalls in our future revenues.

The loss of our key employees would adversely affect our ability to manage our business, therefore causing our operating results to suffer and the value of your investment to further decline.

Our success depends on the skills, experience and performance of our senior management and other key personnel. The loss of the services of any of our senior management or other key personnel, including Gideon Mantel, our Chief Executive Officer and Amir Lev, our President and Chief Technical Officer, could materially and adversely affect our business. The loss of our software developers may also adversely affect our anti-spam solutions, therefore causing our operating results to suffer and the value of your investment to decline. We do not have employment agreements inclusive of set periods of employment with any of these key personnel. We cannot prevent them from leaving at any time. We do not maintain key-person life insurance policies on any of our employees.

Our low head-count of 35 employees (as of August 2003) continues to strain our operational resources, and although the Company added additional sales personnel in the early months of 2003, the lack of sufficient personnel may compromise our ability to enhance revenues.

Our business and operating results could suffer if we do not successfully address the risks inherent in doing business overseas.

At December 31, 2002, we had sales offices in Israel and the United States. Depending on the success of our marketing efforts in North America, we may pursue the marketing of our anti-spam solutions in international markets by utilizing appropriate distributorship channels. However, we may not be able to compete effectively in international markets due to various risks inherent in conducting business internationally, such as:

     o   differing technology standards;

     o inability of distribution channels to successfully market our anti-spam solutions;

     o export restrictions, including export controls relating to encryption technologies;

     o difficulties in collecting accounts receivable and longer collection periods;

     o   unexpected changes in regulatory requirements;

     o   political and economic instability;

     o   potentially adverse tax consequences; and

     o   potentially reduced protection for intellectual property rights.

Any  of  these  factors  could  adversely   affect  the  Company's   prospective
international sales and, consequently, business and operating results.

Terrorist attacks such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other attacks or acts of war may adversely affect the markets on which our ordinary shares trade, our financial condition and our results of operations.

On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. These attacks caused major instability in the U.S. and other financial markets. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. Leaders of the U.S. government have announced their intention to actively pursue and take military and other action against those behind the September 11, 2001 attacks and to initiate broader action against national and global terrorism. In this regard, the U.S. recently led a coalition of forces in attacks on Afghanistan and Iraq. The worldwide ramifications of such attacks are unknown at this time. Armed hostilities or further acts of terrorism would cause further instability in financial markets and could directly impact our financial condition and our results of operations.

Technology Risks

We might not have the resources or skills required to adapt to the changing technological requirements and shifting preferences of our customers and their users.

The spam and anti-spam industry is characterized by difficult technological challenges, sophisticated "spammers" and constantly evolving spam practices and targets that could render our anti-spam solutions and proprietary technology ineffective. Our success depends, in part, on our ability to continually enhance our existing anti-spam solutions and to develop new solutions, functions and technology that address the potential needs of prospective customers and their users. The development of proprietary technology and necessary enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may not be able to use new technologies effectively or adapt to customer or end user requirements or emerging industry standards. Also, we must be able to act more quickly than our competition, and may not be able to do so.

Our software may be adversely affected by defects, which could cause our customers or end users to stop using our solutions.

Our anti-spam solutions are based in part upon new and complex software. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current solutions or enhancements until after they are delivered. Although we have not experienced any material software defects to date in our anti-spam solutions offering, it is possible that, despite testing by us, defects may exist in the software we license. These defects could cause interruptions in our anti-spam solutions for customers that could damage our reputation, create legal risks, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could cause our business to suffer.

Investment Risks

We may need additional capital.

We have invested heavily in technology development. We expect to continue to spend financial and other resources on developing and introducing new offerings and maintaining our corporate organizations and strategic relationships. We also expect to invest resources in research and development projects to develop enhanced anti-spam solutions for enterprises and, possibly, other target markets.

Based on the cash balance at September 30, 2003, current projections of revenues, related expenses, the ability to further curtail certain discretionary expenses and completion of the two equity financings announced on July 16, 2003 and August 4, 2003, the Company believes it has sufficient cash to continue operations for at least the next twelve months.

We were previously subject to a class action lawsuit.

Following our restatement of revenues for the first three quarters of 2000, several class action lawsuits were filed in the United States District Court for the Northern District of California against the Company and certain of our officers and a director, alleging violations of the antifraud provisions of the Securities Exchange Act of 1934 arising from the Company's financial statements. These lawsuits were consolidated into one action in late 2001. Thereafter, the Company filed a Motion to Dismiss, which was granted. The plaintiffs then filed a second amended and consolidated complaint, and our second motion to dismiss was only partially accepted, with the end result being that the plaintiffs filed a third amended and consolidated complaint. We (including the individual defendants) filed an answer to that complaint, and the case then moved into the discovery stage, with the case being set for trial in January 2004. In May 2003, a settlement agreement was signed between the plaintiffs and defendants and the court thereafter issued a preliminary order approving the settlement. The settlement calls for the payment of $15 million to the plaintiffs, with this amount to be fully funded by the Company's Directors and Officers policy. The payment to plaintiffs under this settlement should not cause the Company any financial hardship. On September 24, 2003, the court entered a final order approving the settlement and, as of such date, no class member had chosen to opt out of the settlement. The settlement does not contain any admissions or findings of wrongdoing on the part of the defendants, and we continue to maintain that the Company and individual defendants acted properly at all times.

If we cannot satisfy Nasdaq's maintenance requirements, it may delist our ordinary shares from its Smallcap Market and we may not have an active public market for our ordinary shares. The absence of an active trading market would likely make our ordinary shares an illiquid investment.

Our ordinary shares are quoted on the Nasdaq SmallCap Market. To continue to be listed, we are required to maintain shareholders' equity of at least $2,500,000, or market value of our outstanding shares (excluding shares held by company insiders and principal shareholders) of at least $35,000,000, or we must have realized at least $500,000 in net income from continuing operations in our last fiscal year or in two of our last three fiscal years. Until recently, we did not comply with any of these listing requirements. However, as a result of the proceeds we received from our recent private placement offerings, we currently are in compliance with the $2,500,000 shareholders' equity requirement. However, if we continue to incur operating losses our shareholders' equity will decrease to reflect those losses. Accordingly, there can be no assurance that we will continue to comply with this requirement.

If we will not be in compliance with any of these tests in the future, Nasdaq may delist our ordinary shares. If this occurs, trading in our shares may be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "OTC Bulletin Board Service." As a result, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our shares.

Also, Nasdaq may delist our ordinary shares if it deems it necessary to protect investors and the public interest.

If our shares are delisted, they may become subject to the SEC's "penny stock" rules and be more difficult to sell.

SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our shares become "penny stock" that is not exempt from these SEC rules, these disclosure requirements may have the effect of reducing trading activity in our shares and making it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

Our directors, executive officers and principal shareholders will be able to exert significant influence over matters requiring shareholder approval and could delay or prevent a change of control.

Our directors and affiliates of our directors, our executive officers and our shareholders who currently individually beneficially own over five percent of our ordinary shares, beneficially own, in the aggregate, approximately 40.09% of our outstanding ordinary shares as of August 12, 2003 plus warrants and options exercisable within 60 days thereof. If they vote together (especially if they were to convert all beneficial holdings into shares entitled to voting rights in the Company), these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of Commtouch. The above percentage of beneficial ownership includes warrants and options totaling 7.36% of the outstanding ordinary shares which are underwater as of August 12, 2003.

In addition to certain of the Selling Securityholders in this offering who beneficially hold over 5% of our outstanding ordinary shares (See "Selling Securityholders" below), the following individuals also beneficially hold at least 5% of our outstanding ordinary shares:

     o Gideon Mantel, CEO and a director in the Company, beneficially owns approximately 6.7% of our outstanding ordinary shares (inclusive of warrants underwater as of August 12, 2003 constituting approximately 1% of the outstanding ordinary shares); and

     o Nahum Sharfman, a director in the Company, beneficially owns approximately 5.0% of our outstanding ordinary shares (inclusive of warrants and options underwater as of August 12, 2003 constituting 0.8% of the outstanding ordinary shares).

These  significant  shareholders  will be able to  significantly  influence  and possibly exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. In addition, conflicts of interest may arise as a consequence of these significant shareholders control relationship with us, including:

     o conflicts between significant shareholders, and our other shareholders whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

     o conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by these shareholders, on the other hand; or

     o conflicts related to existing or new contractual relationships between us, on the one hand, and these shareholders, on the other hand.

Furthermore, InfoSpace holds the right to name one director to our Board as long as it continues to hold at least 620,022 shares, including the shares issuable upon exercise of the InfoSpace warrant. It named Thomas Camp to the Board under this provision, who resigned on August 22, 2001 and was not replaced by Infospace.

Substantial sales of our ordinary shares could adversely affect our share price.

The sale, or availability for sale, of substantial quantities of our ordinary shares may have the effect of further depressing its market price. A large number of our ordinary shares which were previously subject to resale restrictions, are currently eligible for resale. In addition a significant number of shares are eligible for resale in the future (i.e. those shares covered by warrants issued in the private round of financing of February 2002 those shares that may be issued if the lenders in the convertible loan transaction decide to exercise warrants and/or convert the Company's loan obligations to equity and those shares that will be eligible for resale at various dates in the future pursuant to this Registration Statement. These shares will dilute existing shareholders.

Risk of failure to honor registration rights for the 2002 and 2003 private placements

According to the agreements with the Selling Securityholders, should the Company fail to meet certain deadlines for filing the Registration Statement and achieving the effectiveness thereof, the Company risks having imposed on it liquidated damages as defined in the agreements.

Risk of occurrence of event of default under Convertible Loan Agreement

The Company is required to abide by the terms and provisions of the Convertible Loan Agreement. Upon failure to do so, for example, failure to pay principal or interest, failure to obtain the registration with the SEC of the shares that may be issued to lenders under the agreement, failure to maintain consolidated cash reserves of at least $500,000, upon the lenders' demand, we would be in default of the agreement. The lenders were granted security interests in all of the Company's assets. If an event of default were not cured by the Company, the loan would accelerate and all amounts due under the loan would immediately become due and payable. If the Company were unable to repay the loan amounts, the lenders, among other things, would have the right to foreclose on their security interests in the Company's assets by seizing and selling all the Company's assets.

Intellectual Property Risks

If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights or be liable for significant damages.

We regard our patent pending technology, copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees and customers to protect our proprietary rights. Third parties may infringe or misappropriate our patent pending technology, trade secrets, copyrights, trademarks and similar proprietary rights. We have recently filed a provisional patent application covering certain aspects of our anti-spam technology, and we may convert this application into a formal patent application or seek to patent certain additional software or other technology in the future. Any such future patent applications may not be issued within the scope of the claims we seek, or at all. We cannot be certain that our software does not infringe issued patents that may relate to our anti-spam solutions. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications previously may have been filed which relate to our anti-spam solutions.

Other parties may assert infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by ourselves and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Despite our precautions, unauthorized third parties may copy certain portions of our technology or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

We also continue to hold a perpetual mail server license which was utilized in our hosted service offering and is still being utilized by us to service a current customer, and may license other technology as the need arises. We cannot be certain that, apart from the mail server license, other third-party content licenses will be available to us on commercially reasonable terms or that we will be able to successfully integrate the technology into our products. These third-party licenses may expose us to increased risks, including risks associated with the assimilation of new technology, the diversion of resources from the development of our own proprietary technology, and our inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. The inability to obtain any of these licenses could result in delays in product development until equivalent technology can be identified, licensed and integrated. Any such delays could cause our business/financial condition and operating results to suffer.

Governmental regulation and legal uncertainties could impair the growth of the Internet, decrease the distribution of unsolicited bulk (spam) email and decrease demand for our anti-spam solutions or increase our cost of doing business.

While laws aimed at curtailing the spread of spam have been adopted by some states, enforcement has not been widespread and the lack of a body of federal anti-spam law has highlighted an increase in the amount of spam traffic. The growth and development of the spam market may prompt calls for more stringent Internet user protection laws that may limit the ability of companies promoting or delivering spam online. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. The adoption of additional laws or regulations, or the application of existing laws or regulations to the Internet, may impair the growth of the Internet or commercial online services. All or some of the above laws could decrease the demand for our anti-spam solutions and increase our cost of doing business, or otherwise harm our business and operating results.

Risks Relating to Operations in Israel

We have important facilities and resources located in Israel, which has historically experienced severe economic instability and military and political unrest.

We are incorporated under the laws of the State of Israel. Our principal research and development facilities are located in Israel. Although substantially all of our past sales were made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could significantly harm our business, operating results and financial condition.

Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and some companies doing business with Israel have been the subject of an economic boycott by Arab countries since Israel's establishment. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or expansion of our business.

Since the establishment of the State of Israel in 1948, a state of hostility has existed between Israel and the Arab countries in the region. Peace talks between Israel and the Palestinian Authority began in the early 1990s, but they broke down in mid-2000. Attacks on Israel by Palestinian terrorists, and military responses by Israel, have accelerated considerably since late 2000. We cannot predict whether or when a peace process will resume, whether a full resolution of these problems will be achieved, the nature of any such resolution or any consequences that any of these factors may have on us. Any future armed conflicts or political instability in the region could negtively affect our business or harm our results of operations.

Our results of operations may be negatively affected by the obligation of key personnel to perform military service.

Certain of our officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. Although Commtouch has operated effectively under these requirements since its inception, we cannot predict the effect of these obligations on Commtouch in the future. Our operations could be disrupted by the absence, for a significant period, of one or more of our officers or key employees due to military service.

Because a substantial portion of our revenues historically have been generated in U.S. dollars and a portion of our expenses have been incurred in New Israeli Shekels, our results of operations may be adversely affected by inflation and currency fluctuations.

We have generated a substantial portion of our revenues in U.S. dollars and incurred a portion of our expenses, principally salaries and related personnel expenses in Israel, in New Israeli Shekels, commonly referred to as NIS. As a result, we have been exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. In 2002 and for a number of prior to 1999, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation. We cannot be assured that this trend will continue. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel.

The government programs and benefits which we currently receive require us to meet several conditions and may be terminated or reduced in the future.

Prior to 1998, we received grants from the Government of Israel, through the Office of the Chief Scientist (OCS), for the financing of a significant portion of our research and development expenditures in Israel. In 2001 and 2002, we applied for additional grants and we may apply for additional grants in the future. In 1999 and 2000, we did not receive any grants from the OCS. In 2001 we received $0.6 million and in 2002 we received $0.2 million. While we have applied for an additional grant in 2003, the OCS budget has been subject to reductions which may affect the availability of funds for this prospective grant and other grants in the future. Therefore, we cannot be certain that we will continue to receive grants at the same rate, or at all. In addition, the terms of any future OCS grants may be less favorable than our past grants.

In connection with research and development grants received from the OCS, we must pay royalties to the OCS on the revenue derived from the sale of products, technologies and services developed with grants from the OCS. We account for these contingent royalties by recording an accrual in our financial statements. Because we determined that no revenue is expected from some of these projects, as of December 31, 2001 we decided to write down the related $0.4 million accrual we recorded in past years. The OCS subsequently confirmed the status of these projects as being non-royalty-bearing. The OCS would be entitled to revisit the status of these projects in the future if the Company were to commence utilizing technology developed under these projects.

The terms of the OCS grants and the law pursuant to which the grants are made restrict our ability to manufacture products or transfer technologies developed using OCS grants outside of Israel. This restriction may limit our ability to enter into agreements for those products or technologies, without OCS approval. We cannot be certain that the approvals of the OCS will be obtained on terms that are acceptable to us, or at all. In connection with our grant applications, we have made representations and covenants to the OCS. The funding from the OCS is subject to the accuracy of these representations and covenants and to our compliance with the conditions and restrictions imposed by the OCS. If we fail to comply with any of these conditions or restrictions, we could be required to repay any grants previously received, together with interest and penalties, and would likely be ineligible to receive OCS grants in the future.

Also, under our Convertible Loan Agreement, we have agreed to limit our total funding received or receivable from the OCS to a maximum in the aggregate of $1,500,000 during the term of the loan. Grants received from the OCS through 2002 that the Company potentially will be obligated to repay totaled approximately $800,000.

The tax benefits we are currently entitled to from the Government of Israel may be reduced or terminated in the future.

Pursuant to the Law for the Encouragement of Capital Investments, the Government of Israel through the Investment Center has granted "approved enterprise" status to a portion of our capital investment programs. The portion of our income derived from our approved enterprise program will be exempt from tax for a limited period of two years commencing in the first year in which we have taxable income, and will be subject to a reduced tax for an additional period of five to eight years dependent on the percentage of holdings of our shares by foreign shareholders. The benefits available to an approved enterprise are conditioned upon the fulfillment of specified conditions, including a required amount of investments in fixed assets and a portion of these investments being made with net proceeds of equity capital raised by us as stipulated in applicable law and in the specific certificates of approval. If we fail to comply with these conditions, in whole or in part, we may be required to pay additional taxes for the period in which we benefited from the tax exemption or reduced tax rates and would likely be denied these benefits in the future. In addition, the law and regulations prescribing the benefits provide for an expiration date for the grant of new benefits. The expiration date has been extended several times in the past. The expiration date currently is end of December 2003 and no new benefits will be granted after that date unless the expiration date is extended. We cannot assure you that new benefits will be available after December 2003 or that benefits will be continued in the future at their current levels or at all.

Israeli courts might not enforce judgments rendered outside of Israel and it might therefore be difficult for an investor to recover any judgment against any of our officers or directors resident in Israel.

We are organized under the laws of Israel, and we maintain significant operations in Israel. Certain of our officers and directors named in this report reside outside of the United States. Therefore, you might not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You might not be able to bring civil actions under U.S. securities laws if you file a lawsuit in Israel. However, we have been advised by our Israeli counsel that, subject to several limitations, Israeli courts may enforce a final judgment of a U.S. court for liquidated amounts in civil matters after a hearing in Israel. We have appointed Commtouch Inc., our U.S. subsidiary, as our agent to receive service of process in any action against us arising from this report. We have not given our consent for our agent to accept service of process in connection with any other claim and it may therefore be difficult for an investor to effect service of process against us or any of our non-U.S. officers, directors and experts relating to any other claims. If a foreign judgment is enforced by an Israeli court, it may be payable in Israeli currency.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of Commtouch, which could prevent a change of control and therefore depress the price of our shares.

Israeli corporate law regulates mergers, votes required to approve mergers and acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax considerations may make potential transactions unappealing to us or to some of our shareholders and, as noted hereinabove, tax reform in Israel can reduce potential tax benefits, and limit our potential profitability.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                         -------------------------------

                         CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization and indebtedness of Commtouch as of June 30, 2003, actual and as adjusted for the two private placements in July 2003:

                                              (UNAUDITED)         (UNAUDITED)
                                                 Actual           As adjusted
                                             (IN THOUSANDS)      (IN THOUSANDS)
--------------------------------------------------------------------------------

Long-term liabilities                          $    706             $    706
--------------------------------------------------------------------------------
Shareholders' equity:

     Ordinary shares, NIS 0.05 par                  290                  353
     value; 55,000,000 shares
     authorized, with 22,262,631
     and 27,809,298 actual and as
     adjusted shares issued and
     outstanding, respectively
--------------------------------------------------------------------------------
Additional paid-in capital                      154,536              157,513
--------------------------------------------------------------------------------
Deferred compensation                              (151)                (151)
--------------------------------------------------------------------------------
Notes receivable from shareholders                 (339)                (339)
--------------------------------------------------------------------------------
Accumulated deficit                            (153,852)            (153,852)
                                               --------             --------
Total shareholders' equity                     $    484             $  3,524
                                               --------             --------
Total capitalization and indebtedness          $  1,190             $  4,230
                                               ========             ========

                              THE OFFER AND LISTING

The Offering
Ordinary shares offered ..................................  15,651,975 shares, NIS
                                                            0.05 par value per share

Price ....................................................  As determined be each Selling SecurityHolder

Ordinary shares outstanding after the offering ...........  33,717,150 shares [based on ordinary shares outstanding prior to the offering on August 12, 2003 of 27,809,298]

Use of proceeds ..........................................  Commtouch will not receive any of the proceeds from the sale of the shares
                                                            by the Selling Securityholders in
                                                            this offering.

NASDAQ SmallCap Market Symbol ............................  CTCH

--------------
Shares will be offered on a registered basis and not as bearer shares.

Except as otherwise specified, all information in this prospectus is based on the number of shares outstanding as of August 12, 2003, and:

         o assumes the issuance of 1,136,068 ordinary shares issuable upon exercise of options granted to executive officers and directors within 60 days of August 12, 2003 at a weighted average exercise price of $0.17 per share; and

         o     with  respect  to  financial  information,  is  reported  in U.S.
               dollars;

and does not include:

         o 2,020,189 ordinary shares issuable to employees and consultants upon exercise of outstanding options under our stock option plans and stock option agreements as of August 12, 2003 at a weighted average exercise price of $0.19; and

         o 1,065,983 ordinary shares available for future grant or issuance under our stock option plans as of August 12, 2003.

Market Information

The Company's Ordinary Shares have traded publicly on The Nasdaq Stock Market under the symbol "CTCH" since July 13, 1999.

The following table lists the high and low closing sales prices for the Company's Ordinary Shares, for the periods indicated, as reported by The Nasdaq Stock Market:

--------------------------------------------------------------------------------
                                                 High          Low
--------------------------------------------------------------------------------
1999 (beginning July 13, 1999)                 $49.125     $11.0625

2000:                                          $ 66.50     $   7.44

2001:
 First Quarter                                 $  3.81     $   0.75
 Second Quarter                                   1.19         0.28
 Third Quarter                                    0.67         0.20
 Fourth Quarter                                $  0.46     $   0.20

2002:
 First Quarter                                 $  0.43     $   0.23
 Second Quarter                                $  0.25     $   0.11
 Third Quarter                                 $  0.15     $   0.08
 Fourth Quarter                                $  0.06     $   0.22

2003:                                          $  0.16     $   0.10
 First Quarter                                 $  0.69     $   0.12
 Second Quarter

Most Recent Six Months:

April 2003                                     $  0.41         0.12
May 2003                                          0.69         0.33
June 2003                                         0.61         0.47
July 2003                                         0.96         0.55
August 2003                                       0.93         0.71

September 2003                                    0.89         0.72

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the Selling Securityholders in this offering.

                             SELLING SECURITYHOLDERS

The following table presents information provided by the Selling Securityholders with respect to beneficial ownership of our ordinary shares as of August 12, 2003, and as adjusted to reflect the sale of the shares offered by this prospectus, by the Selling Securityholders and assumes that all shares being offered by this prospectus are ultimately sold in the offering.

The table includes all shares issuable within 60 days of August 12, 2003 upon the exercise of options, warrants and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership as set forth below includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of ownership of the securities. To our knowledge, except for individuals affected by applicable community property laws or as otherwise indicated, the persons named in the table have sole voting, sole investment control and sole right to receive the economic benefit with respect to all shares listed. The applicable percentage of ownership for each shareholder is based on 27,809,298 ordinary shares outstanding as of August 12, 2003 and 33,717,150 ordinary shares outstanding immediately following the completion of this offering, together with applicable options and/or warrants for that shareholder that are exercisable within 60 days of August 12, 2003.

------------------------------------------------------------------------------------------------------------------
                                                                           Shares
                                              Shares Beneficially           to be         Shares Beneficially
                                            Owned Prior to Offering        Offered        Owned After Offering
------------------------------------------------------------------------------------------------------------------
                                                          Percent of                                  Percent of
                                                         Outstanding                                  Outstanding
Name of Beneficial Owner                      Number        Shares           Number        Number       Shares
------------------------------------------------------------------------------------------------------------------
Israel Seed IV, L.P.                        2,666,667        9.26           2,666,667            0         0
Queensgate Bank & Trust Company Ltd.
Harbour Place, 5th Floor
103 South Church Street
P.O. Box 30464 SMB
Grand Cayman, Cayman Island
Attn: Daniel Chinn
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Argos Capital Management, Inc.              1,333,333        4.71           1,333,333            0         0
211 West 61st Street, 6th Floor
New York, NY 10023
Attn. Ephraim F. Gildor
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
OZF Ltd.                                    3,113,834       10.59           2,393,834      720,000       2.1
Tropic Isle Building
Wickhams Cay, P.O. Box 964
Road Town, Tortola, British Virgin
Islands
c/o Tis Prager, Prager Dreifuss,
Muehlebachstr. 6, CH-8008 Zurich,
Switzerland
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Clarenville Ltd.                            1,150,000        4.04             750,000      400,000      1.18
Nora Court 86, CY-3040
Athinon Street
Limassol, Cyprus
Attn: Shlomo Weintraub
Tel: +1 408 666 8201
Fax: +1 408 255 7420
Email: shlomowein@yahoo.com;
simon@capital-inv.com
Attn: Mr. Elikos Elia
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Victor Haim Amara                             815,012         2.9             814,612          400         0
Marcus St. 8
Jerusalem, 92333 Israel
----------------------------------------- ------------- ----------------- ------------- ------------ --------------
Apollo Nominees Inc.                          300,000        1.07             300,000            0         0
Suite 100
One Financial Place,
Lower Collymore Rock,
St.Michael, Barbados
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Yosef Pinson                                  300,000        1.07             300,000            0         0
4 Hausner St., #30
Tel Aviv, Israel 69363
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Chen Bardichev 1/                             225,000        0.81             225,000            0         0
Ein Vered,
40696
Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Moshe Bardichev 1/                            225,000        0.81             225,000            0         0
Ein Vered,
40696
Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Compugen Systems Ltd.                       1,225,000        4.24             225,000    1,000,000       2.9
25 Leek Crescent
Richmond Hill, ON Canada L4B4B3
---------------------------------------- ------------- ----------------- ------------- ------------ --------------

------------------------------------------------------------------------------------------------------------------
                                                                           Shares
                                              Shares Beneficially           to be         Shares Beneficially
                                            Owned Prior to Offering        Offered        Owned After Offering
------------------------------------------------------------------------------------------------------------------
                                                          Percent of                                  Percent of
                                                         Outstanding                                  Outstanding
Name of Beneficial Owner                      Number        Shares           Number        Number       Shares
------------------------------------------------------------------------------------------------------------------
Amnon Shoham                                  225,000        0.81             225,000            0         0
25 Farley Pond Lane
Needham, MA 02492.
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Isaac Applbaum                                150,000        0.54             150,000            0         0
837 Longridge Road
Oakland, CA 94610
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
AxcessNet Ltd.                              1,750,000         5.9             150,000    1,600,000       4.5
1050 Winter Street (Suite 2400),
Waltham MA 02451
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
AxcessNet Resources LLC.                      206,897        0.74             206,897            0         0
1050 Winter Street (Suite 2400),
Waltham MA 02451
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Yuval Cohen                                   150,000        0.54             150,000            0         0
52 Etzion St.
Raanana 43563 Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Delta Capital Ltd.                            550,000        1.95             150,000      400,000      1.18
788-790 Finchley Road
London, NW117TJ
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Hawkeye Ventures, Inc.                        150,000        0.54             150,000            0         0
C/o Zysman, Aharoni, Gayer
51A Hayarkon Street
Tel Aviv (Attn: Shai Baranov)
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
JoRon Management                              150,000        0.54             150,000            0         0
C/o Seed Capital Partners
Key Center
50 Fountain Plaza
Buffalo, NY 14202
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
KKB Ventures LLC                            2,150,000         7.2             150,000    2,000,000       5.6
Attn: Ken Casey
285 Musketaquid Rd. Concord, Ma.  01742
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Timothy J.  Straight 2/                       150,000        0.54             150,000            0         0
626 partridge avenue
Menlo Park, Ca  94025
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Shem Basum Ltd.                               120,000         0.4             120,000            0         0
8 Hanna Senesh St.
Kfar-Sava 44358
Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Ehud Hillman                                  123,985        0.45             121,985        2,000       .01
I.D. No. 051745818
Amirim 12, Tel-Aviv, Israel-69357
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Gil Agmon                                     102,585        0.37             102,585            0         0
Barazani 11, Ramat Aviv, Tel Aviv,
Israel
ID No: 570261822
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Jacob Benasayag                               102,585        0.37             102,585            0         0
I.D. No. 16538100
Haduhifat 41, Raanana, Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------

------------------------------------------------------------------------------------------------------------------
                                                                           Shares
                                              Shares Beneficially           to be         Shares Beneficially
                                            Owned Prior to Offering        Offered        Owned After Offering
------------------------------------------------------------------------------------------------------------------
                                                          Percent of                                  Percent of
                                                         Outstanding                                  Outstanding
Name of Beneficial Owner                      Number        Shares           Number        Number       Shares
------------------------------------------------------------------------------------------------------------------
Arie Pundak                                   136,985        0.49             136,985            0         0
I.D.  No.  065178444
Asher Bar-Lev 5/13 Petach-Tikva, Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Danitan Nihul Ltd.                            161,985        0.58             136,985       25,000      0.07
Reg. No.  511718470
Lamerhav 53b', Ramat Hasharon, Israel
- 47226
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Gideon Mantel 3/                            1,914,773         6.7           1,123,288      791,485      2.34
c/o Commtouch Software, Inc.
1300 Crittenden Lane, Ste. 102
Mountain View, CA  94043-4655
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Amir Lev 3/                                   899,931         3.2             273,974      625,957      1.86
Be'er Gan St. 17
Ein Vered, 40696 Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Nahum Sharfman 4/                           1,404,006        4.97             931,506      472,500      1.41
22 Hameyasdim St.
Karkur, Israel 37064
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Origami Ltd.                                  394,270        1.41             394,270            0         0
57 Achad Ha'am St.
Tel Aviv, CA 65207
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Dr. A.I. Mlavsky                              273,974        0.98             273,974            0         0
c/o Gemini Israel Venture Funds Ltd.
9 Hamenofim Street
Herzliya  46725, Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Yossi Sela                                    273,974        0.98             273,974            0         0
c/o Gemini Israel Venture Funds Ltd.
9 Hamenofim Street
Herzliya  46725, Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Shmuel Sagi                                   628,945        2.25             547,945       81,000      0.24
PO Box 589
Karkur, 37105 Israel
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
Bingham McCutchen LLP 5/                      246,576        0.88             246,576            0         0
Three Embarcadero Center
San Francisco, CA 94111
---------------------------------------- ------------- ----------------- ------------- ------------ --------------
                                           23,770,317       58.75          15,651,975    8,188,342     20.06
TOTALS
---------------------------------------- ------------- ----------------- ------------- ------------ --------------

1/ Messrs. Chen and Moshe Bardichev are relatives (brothers in-law) of Mr. Amir Lev, President, Chief Technology Officer and director, of Commtouch.

2/ Mr. Straight is VP Sales of Commtouch.

3/ Messrs. Mantel and Lev are, respectively, Chief Executive Officer and director, and President, Chief Technology Officer and director, of Commtouch.

4/ Mr. Sharfman is a director of Commtouch.

5/ Bingham McCutchen LLP represents Commtouch in U.S. corporate and securities matters and has passed upon certain legal matters for Commtouch in connection with this offering (See "Legal Matters" below).

                         SHARES ELIGIBLE FOR FUTURE SALE

Freely Tradeable Shares--Registered Shares

Future sales of substantial amounts of our ordinary shares in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our ordinary shares or our future ability to raise capital through an offering of equity securities.

As of December 31, 2002 we had 22,219,696 ordinary shares outstanding. The 3,450,000 ordinary shares sold in our initial public offering in July 1999; the 1,344,086 ordinary shares and the 1,136,000 shares underlying a warrant held by InfoSpace and Vulcan Ventures registered in 2000 in a secondary offering along with the 707,965 ordinary shares we issued to Microsoft Corporation; the 315,789 shares we issued to Rideau Ltd., a private investor, on June 30, 2001; the 1,406,612 shares registered in August 2001 in a secondary offering for shareholders of Wingra, a former subsidiary of the Company; and the 7,095,886 shares registered in May 2002 for certain selling securityholders under a private placement, as identified in the Form F-3 relating thereto, are all freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. In addition, 8,793,564 of the shares under this prospectus, relating to the two private placements of July 2003, will also be freely tradeable without restriction, unless otherwise indicated in the related prospectus supplement.

We have 3,684,211 shares remaining under a shelf Registration Statement on file with the SEC. Subject to this Registration Statement first being updated, as may be required under applicable law, all of the shares thereunder will be freely tradeable when, as and if issued.

Freely Tradeable Shares--Shares Under Employee Benefit Plans

On January 20, 2000, we filed a Form S-8 Registration Statement under the Securities Act to register 5,250,000 ordinary shares issuable in connection with option exercises and shares reserved for issuance under all stock plans and agreements as well as 150,000 ordinary shares under the Company's Employee Stock Purchase Plan which the Company may issue to employees from time to time. On July 20, 2001, the Company filed another Form S-8 Registration Statement to register: an additional 250,000 of our ordinary shares approved by our shareholders on August 10, 2000 for issuance under the Company's director stock option plan; an additional 79,156 shares issuable under our Employee Stock Purchase Plan; and 162,257 shares underlying options issuable to employees of Wingra pursuant to the terms of the Wingra merger agreement and the Wingra Technologies, LLC 1998 Unit Option Plan. [The Employee Stock Purchase Plan was since terminated in late 2001].

The Company issues employee and director stock options from time to time. Such options are subject to vesting periods after which the shares may be resold by the holders, subject to Rule 144 limitations if the holder is an affiliate. Of 12,479,644 options issued in the past, as of August 31, 2003 there are 5,222,769 options outstanding, with 1,787,947 option shares being vested and unexercised and 1,567,348 options having been exercised.

On April 30, 2001 our Board of Directors approved the "repricing" of outstanding stock options previously granted to employees. Previously granted options were subsequently cancelled and new options issued with an exercise price equal to the $0.0125 per share par value of the shares. Unexercised options subject to the repricing had an original exercise price of more than $10 per share. The replacement options vest over three years with 1/3 vesting on February 15, 2002 and the remaining 2/3 vesting every six months for the following two years. The decreased option exercise price is lower than the current market price of our stock which may cause optionees to exercise options and immediately resell the shares received in the exercise on the open market, which may cause downward pressure on the price of the shares. Options to purchase 1,521,988 shares were covered by this repricing, with 373,990 having been exercised and 636,439 still exercisable as of August 31, 2003.

Warrants and Conversion Rights

Please see Form 20-F for 2002 filed by the Company for detail relating to outstanding warrants and conversion rights granted in the past by the Company.

Restricted Shares--Rule 144

The remaining ordinary shares outstanding, if any, upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below. We believe that the majority of these shares may fulfill the requirements of Rule 144(k).

Most of the restricted shares are subject to certain volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of Commtouch. In general, under Rule 144, an affiliate of Commtouch, or a person (including a group of related persons whose shares must be aggregated under the Rule) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of

         o 1% of the then outstanding ordinary shares (approximately 335,103 shares immediately following completion of the offering), or

         o the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission.

Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about Commtouch. A person who was not an affiliate of Commtouch for 90 days before the sale and who has beneficially owned the shares for at least two years may sell under Rule 144(k) without regard to the above limitations.

Additional Restrictions

In addition to the restrictions imposed by the securities laws, 670,180 restricted shares were issued to certain Commtouch employees under agreements which give Commtouch Inc. a repurchase option on any unvested shares. Due to restrictions under Israeli law, the repurchase of these shares is unlikely.

        OFFER STATISTICS AND EXPECTED TIMETABLE AND PLAN OF DISTRIBUTION

The Selling Securityholders may sell, directly or through brokers, the ordinary shares in one or more long or short transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

Although none of the Selling Securityholders has advised us of the manner in which such Securityholder currently intends to sell ordinary shares offered hereby, the Selling Securityholders may choose to sell all or a portion (or none) of such shares from time to time in one or more of the following transactions:

o On any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including the Nasdaq SmallCap Market;

o    In the over-the-counter market;

o    In private transactions;

o    Through options or other derivative instruments;

o    By pledge to secure debts or other obligations;

o    Through block transactions;

o    Any other legally available means; or

o    A combination of any of the above transactions.

In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares within the meaning of the Securities Act, although the offering of these securities may not be underwritten by a broker-dealer firm. If a Selling Securityholder qualifies as an "underwriter" under the Securities Act and the rules and regulations and interpretations thereunder, such person will be subject to the prospectus delivery requirements of the Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. Any such commissions and profits realized on any resale of the shares might be deemed to be underwriting discounts and commissions under the Securities Act. Sales in the market may be made to broker-dealers making a market in the ordinary shares or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be underwriters in this offering.

In addition, any ordinary shares offered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the ordinary shares, other than any discounts or commissions payable with respect to sales of such securities.

From time to time this prospectus may be supplemented or amended as required by the Securities Act. During any time when a supplement or amendment is required, the Selling Securityholders are required to stop making sales until the prospectus has been supplemented or amended. Further, the Company is required to maintain the effectiveness of the Registration Statement until the earlier of
(i) the date that all of the shares offered hereby have been sold pursuant to this prospectus, (ii) the date the Selling Securityholders receive an opinion from counsel to the Company that the shares offered hereby may be sold under the provisions of Rule 144 without limitation as to volume, (iii) the date that all shares offered hereby have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such shares not bearing a restrictive legend, or (iv) thirty-six months (eighteen months for ordinary shares sold under the February 2002 private placement) from the date the Registration Statement of which this prospectus is a part became effective. We will make copies of this prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need for delivery of a copy of this prospectus to each purchaser of the ordinary shares prior to or at the time of such sale.

Pursuant to the terms under which the ordinary shares were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders and certain of their associates against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement, or any omission therein to state a material fact required to be stated therein or necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on written information provided by or on behalf of the Selling Securityholders specifically for use in the Registration Statement, as to which the Selling Securityholders have agreed to indemnify the Company. The Company has also agreed to reimburse such persons for legal and other expenses reasonably incurred in connection with investigating or defending any action relating to such statements or omissions which result in such persons' becoming entitled to such indemnification.

Each Selling Securityholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Expenses Associated with Registration

We are paying substantially all of the expenses of registering the ordinary shares under the Securities Act and of compliance with blue sky laws, including registration and filing fees, printing and duplication expenses, administrative expenses, our legal and accounting fees and the legal fees of counsel on behalf of the Selling Securityholders. We estimate these expenses to be approximately $94,200, which include the following categories of expenses:

         SEC registration fee ...............................  $   792.11*
         Printing and engraving expenses ....................   10,000

         Legal fees and expenses ............................   55,000
         Accounting fees and expenses .......................   25,000
         Transfer agent and registrar fees and expenses .....   11,200
         Miscellaneous expenses .............................    4,895.89
                                                              ----------
         Total .............................................. $106,888

-------------
*This  fee  is  being  offset  against  the  filing  fee  previously   paid  for
Registration No. 333-31836, which was withdrawn prior to effectiveness.

                                   ==========

                                  LEGAL MATTERS

Certain legal matters with respect to United States law are being passed upon for Commtouch by Bingham McCutchen LLP, San Francisco, California which is also a Selling Securityholder in this offering. The validity of the ordinary shares offered hereby is being passed upon for Commtouch by Naschitz, Brandes & Co., Tel-Aviv, Israel. The partners of Naschitz, Brandes & Co. and Bingham McCutchen LLP, respectively, and the firms themselves, beneficially own, in the aggregate, 15,000 and 246,576 outstanding shares of the Company, including upon exercise of options, warrants or other derivative securities.

                                     EXPERTS

The Consolidated Financial statements of Commtouch Software Ltd. appearing in Commtouch Software Ltd's Annual Report (Form 20-F) for the year ended December 31, 2002, have been audited by Kost, Forer & Gabbay, a member of Ernst & Young Global, independent auditors, as set fourth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form F-3 with the SEC for the shares we are offering by this prospectus. This prospectus does not include all of the information contained in the Registration Statement. You should refer to the Registration Statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

We are required to file annual and special reports and other information with the SEC. You can read our SEC filings, including the Registration Statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to certain of the informational requirements of the Exchange Act. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in
Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file quarterly reports or to file annual and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm, as well as quarterly reports on Form 6-K containing unaudited financial information, within 60 days after the end of each calendar quarter.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus or by information we file with the SEC in the future.

The following documents are incorporated by reference:

(a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 2002;

(b) The description of our ordinary shares contained in the Registration Statement under the Exchange Act on Form 8-A as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus has been delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such requests should be directed to Devyani Patel, Vice President, Finance, c/o
Commtouch Inc., 1300 Crittenden Lane, Mountain View, California 94043. Our corporate website address is http://www.commtouch.com. The information on our website is not intended to be a part of this prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, and many of our directors and many of the executive officers and the Israeli experts named herein are not residents of the United States and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, and our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. Commtouch Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

     * the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

     *   the judgment is no longer appealable,

     * the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

     *   the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if (i) the judgment was obtained by fraud, (ii) there was no due process, (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel, (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or (v) at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel. Judgments rendered or enforced by Israeli courts will generally be payable in Israeli currency. Judgment debtors bear the risk associated with converting their awards into foreign currency, including the risk of unfavorable exchange rates.

                              FINANCIAL STATEMENTS

                                                                         Page

Condensed Consolidated Balance Sheets..............................       F-2
Condensed Consolidated Statements of Operations....................       F-3
Consolidated Statements of Cash Flows..............................       F-4
Notes to Consolidated Financial Statements.........................       F-5

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                               (USD in thousands)

                                                       June 30,    December 31,
                                                         2003         2002
                                                     (Unaudited)     Audited
                                                      --------      ---------
Assets
Current Assets:
 Cash and cash equivalents..........................   $ 1,034       $  1,388
 Trade receivables, net.............................       --              64
 Prepaid expenses and other accounts receivable.....       145            231
                                                      --------      ---------
 Total current assets...............................     1,179          1,683
                                                      --------      ---------
Long-term lease deposits............................         5              5
Equity investment in Imetrix .......................       240              3
Severance pay fund..................................       311            264
Property and equipment, net.........................       698          1,029
                                                      --------      ---------
                                                       $ 2,433       $  2,984
                                                      --------      ---------
Liabilities and Shareholders' Equity
Current Liabilities:
 Accounts payable...................................       347            338
 Employees and payroll accruals.....................       615            424
 Accrued expenses and other liabilities.............       281            372
                                                      --------      ---------
 Total current liabilities..........................     1,243          1,134
                                                      --------      ---------
 Other liabilities..................................       135            135
 Convertible loan, net..............................       243            --
 Accrued severance pay..............................       328            278
                                                      --------      ---------
                                                           706            413
                                                      --------      ---------

 Shareholders' Equity
   Ordinary Shares...........................              290            290
   Additional paid-in capital.................         154,536        153,460
   Deferred stock compensation................            (151)          (277)
   Notes receivable from shareholders.........            (339)          (365)
   Accumulated deficit........................        (153,852)      (151,671)
                                                     ---------      ---------
   Total shareholders' equity.................             484          1,437
                                                     ---------      ---------
                                                     $   2,433      $   2,984
                                                     =========      =========

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                  (USD in thousands, except per share amounts)

                                                       Three       Three        Six         Six
                                                       Months      Months      Months      Months
                                                       Ended       Ended       Ended       Ended
                                                      June 30,    June 30,    June 30,    June 30,
                                                        2003        2002        2003        2002
                                                      --------    --------    --------    --------
Revenues:
 Email services ...................................   $     70    $    805    $    176    $  2,076
 Software licenses ................................         --         200          --         200
                                                      --------    --------    --------    --------
 Total revenues ...................................   $     70    $  1,005    $    176    $  2,276
                                                      --------    --------    --------    --------
Cost of revenues:
 Email services ...................................        143         406         317       1,339
                                                      --------    --------    --------    --------
Gross profit (loss) ...............................        (73)        599        (141)        937
                                                      --------    --------    --------    --------
Operating expenses:
 Research and development, net ....................        362         530         708       1,103
 Sales and marketing ..............................        340         244         528         765
 General and administrative .......................        332         421         774       1,187
 Amortization of stock-based employee deferred
   compensation ...................................         63         138         126         276
                                                      --------    --------    --------    --------
 Total operating expenses .........................      1,097       1,333       2,136       3,331
                                                      --------    --------    --------    --------
Operating loss ....................................     (1,170)       (734)     (2,277)     (2,394)
 Interest and other income (expense), net .........       (104)        (20)       (141)         24
 Equity in Income of Imetrix ......................        237          18         237          18
 Minority interest ................................         --          11          --          74
                                                      --------    --------    --------    --------
 Loss from continuing operations ..................     (1,037)       (725)     (2,181)     (2,278)
                                                      --------    --------    --------    --------
 Gain on disposal of Wingra .......................         --          --          --       1,014
 Discontinued operations - Wingra .................         --          --          --        (335)
                                                      --------    --------    --------    --------
Gain from sale of discontinued operations .........         --          --          --         679
                                                      --------    --------    --------    --------
Net loss ..........................................   $ (1,037)   $   (725)   $ (2,181)   $ (1,599)
                                                      ========    ========    ========    ========
Basic and diluted net loss per share
  Loss from continuing operations .................    $(0.05)     $(0.03)     $(0.10)    $  (0.12)
  Gain from sale of discontinued operations .......         --          --          --        0.04
                                                      --------    --------    --------    --------
  Net loss ........................................    $(0.05)     $(0.03)     $(0.10)    $  (0.08)
                                                      ========    ========    ========    ========
Weighted average number of shares used in computing
 basic and diluted net loss per share .............     22,241      21,414      22,240      19,455
                                                      ========    ========    ========    ========

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                               (USD in thousands)

                                                                                      Six months    Six months
                                                                                      ended June    ended June
                                                                                          30,           30,
                                                                                         2003          2002
                                                                                        -------      -------
Cash flows from operating activities:
   Net loss ..................................................................          $(2,181)     $(1,599)
      Less loss for the period from discontinued operations ..................               --          335
   Adjustments to reconcile net loss to net cash used in Operating activities:
       Depreciation and amortization .........................................              331        1,050
       Amortization of stock-based employee deferred compensation and warrants
         issued for services received ........................................              126          276
       Amortization of convertible loan discount related beneficial conversion
         feature and warrants fair value .....................................               69           --
       Loss from sale of property and equipment ..............................               --          194
       Gain from sale of discontinued operations .............................               --       (1,014)
       Share of equity interest ..............................................             (237)         (18)
   Changes in assets and liabilities:
       Trade receivables, net ................................................               64          (79)
       Prepaid expenses and other accounts receivable ........................               86          451
       Accounts payable ......................................................                9         (826)
       Employee and payroll accruals, accrued expenses and other liabilities .              100         (663)
       Deferred revenues .....................................................               --         (339)
       Accrued severance pay, net ............................................                3          (83)
       Minority interest in losses of a consolidated subsidiary ..............               --          (74)
       Other .................................................................              (11)         357
                                                                                        -------      -------
Net cash used in operating activities ........................................           (1,641)      (2,032)
                                                                                        -------      -------
Cash flows from investing activities:
   Long-term lease deposits ..................................................               --           (3)
   Sale of Wingra ............................................................               --         (193)
   Sale of consolidated subsidiary ...........................................               --            1
   Proceeds from sale of property and equipment ..............................               --          402
                                                                                        -------      -------
Net cash provided by investing activities ....................................               --          207
                                                                                        -------      -------
Cash flows from financing activities:
   Repayment of note receivable by shareholder ...............................               26            3
   Proceeds from issuance of convertible loan ................................            1,258           --
   Principal payment of capital lease ........................................               --          (40)
   Proceeds from issuance of shares, net .....................................                3        1,352
                                                                                        -------      -------
Net cash provided by financing activities ....................................            1,287        1,315
                                                                                        -------      -------
Decrease in cash and cash equivalents ........................................             (354)        (510)
Cash and cash equivalents at the beginning of the period .....................            1,388        2,248
                                                                                        -------      -------
Cash and cash equivalents at the end of the period ...........................          $ 1,034      $ 1,738
                                                                                        =======      =======

The proceeds from the sale of Wingra, for six months ended June 30, 2002 were as follows:

Tangible assets sold                          $   314
Liabilities transferred                        (1,521)
                                             ------------
Net liabilities transferred:                   (1,207)

Cash transferred:                                 193
                                             ------------
Gain from sale of Wingra                      $(1,014)

The proceeds from the sale of shares in consolidated subsidiary (Commtouch K.K. (Japan), now known as Imetrix), for six months ended June 30, 2002 were as follows:

Tangible assets                               $   421
Liabilities                                      (267)
                                             -----------
Net assets transferred:                           154

Cash received:                                      1
                                             -----------
Loss from sale of consolidated subsidiary     $   153

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

NOTE 1: GENERAL

a. Commtouch Software Ltd. ("Commtouch", "the Company") was incorporated under the laws of Israel in 1991. Commtouch has five subsidiaries: Commtouch Inc., Commtouch (UK) Ltd, Commtouch Latin America Inc. (dissolved during 2002), Wingra, Inc. ("Wingra") (sold during 2002) and Commtouch K.K. (Japan)(now known as Imetrix) (majority owned during a portion of 2002, and in which Commtouch Software Ltd. currently holds a 32% interest).

The Company and its subsidiaries develop and provide email anti-spam solutions to enterprises. Until December 31, 2002, the Company and its subsidiaries provided email and messaging solutions, to customers ranging from service providers to large and small businesses, who offered the Company's Web-based email through their website to their end users.

In 2002, the Company sold its migration service business and most of its hosted email services and, while it initially changed its focus to providing email and messaging solutions to service providers, it subsequently ceased promoting its email and messaging solutions and began concentrating solely on developing its anti-spam solutions.

In consideration of the sale of most of its hosted email services, the Company received up front non-refundable license fee and is entitled to royalties from the sales to its past customers. Royalties are paid according to the collection from these customers.

For the six-months ended June 30, 2003, 100% of the revenues were derived from four customers (39% from customer A, 38% from customer B, 12% from customer C and 11% from customer D). For the six-months ended June 30, 2002, 51% of the revenues were derived from two customers (34% from customer A and 17% from customer B).

b. Basis of preparation:

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2003, are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 2003.

The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in the Registrant Company and Subsidiaries' annual report on Form 20-F for the year ended December 31, 2002.

c. Discontinued operations

In November 2000, the Company acquired Wingra Technologies Inc. ("Wingra"), a provider of messaging integration and migration solutions for large enterprises.

In February 2002, the Company sold off its migration service business, Wingra, to Wingra's senior management. The results of operations of Wingra have been eliminated from the consolidated results of operations of Commtouch as a result of the disposal transaction.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

The proceeds from the sale of Wingra, for six months ended June 30, 2002 were as follows:

Tangible assets:                                                        $   314
Liabilities transferred
                                                                         (1,521)
                                                                        -------
Net liabilities transferred:                                             (1,207)

Cash transferred:                                                           193
                                                                        -------
Gain from sale of Wingra                                                $ 1,014
                                                                        =======

The results of operations including revenue, operating expenses and other income and expense of Wingra for 2002 have been reclassified in the accompanying statements of operations as discontinued operations.

Summary operating results from the discontinued operation for the six months ended June 2002 are as follows:

Revenues                                     $    157
Cost of revenues                                   76
                                             ---------

Gross profit                                       81
Operating expenses                                416
                                             ---------
Operating loss                               $   (335)
                                             =========

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP").

a. Use of Estimates:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

b. Stock-Based Compensation:

The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB 25") "Accounting for Stock Issued to Employees" and FASB Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation," ("FIN 44") in accounting for its employee stock option plans. Under APB 25, when the exercise price of the Company's stock options equals or is above the market value of the underlying stock on the date of grant, no compensation expense is recognized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

In December 2002, the FASB issued SFAS 148, "Accounting for Stock Based Compensation Transition and Disclosure" - an amendment of FASB Statement No. 123 ("SFAS 148"). SFAS 148 permits two additional transition methods for entities that adopt the fair value based method of accounting for stock-based employee compensation. The statement also requires new disclosures about the ramp-up effect of stock-based employee compensation on reported results. The Statement also requires that those effects be disclosed more prominently by specifying the form, content, and location of those disclosures. The transition guidance and annual disclosure provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As at the balance sheet date, the Company continues to apply APB 25.

Pro forma information under SFAS 123 are as follows:

                                        Six months    Six months
                                          ended         ended
                                         June 30,      June 30,
                                           2003          2002
                                         --------     --------
Net loss as reported..................   $(2,181)     $(1,599)

Add:
Stock based compensation expense
included in the determination
of net loss, as reported .............       276         276

Deduct:
Stock based compensation expense
determined under fair value method
for all awards .......................    (2,210)      (2,111)
                                         --------     --------
Pro forma net loss....................   $(4,115)     $(3,434)
                                         ========     ========
Pro forma basic and diluted
net loss per share....................   $ (0.19)     $ (0.17)
                                         ========     ========

The Company applies SFAS 123 and Emerging Issues Task Force 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" ("EITF 96-18") with respect to options issued to non-employees. SFAS 123 requires use of an option valuation model to measure the fair value of these options at the grant date. In accounting for warrants granted to those other than employees, the Company applied the provisions of SFAS No. 123, and EITF 96-18. The fair value of these warrants was estimated at the grant date, using the Black-Scholes option-pricing model.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

c. Recently Issued Accounting Pronouncements:

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. A variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. FIN 46 also requires disclosures about variable interest entities that the company is not required to consolidate but in which it has a significant variable interest.

In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (FIN 46). This interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", addresses consolidation of variable interest entities. FIN 46 requires certain variable interest entities ("VIE's") to be consolidated by the primary beneficiary if the entity does not effectively disperse risks among the parties involved. The provisions of FIN 46 are effective immediately for those variable interest entities created after January 31, 2003. The provisions, as amended, are effective for the first interim or annual period ending after December 15, 2003 for those variable interests held prior to February 1, 2003. While the Company believes this Interpretation will not have a material effect on its financial position or results of operations, it is continuing to evaluate the effect of adoption of this Interpretation.

NOTE 3: EQUITY INTEREST

At June 30, 2003 the Company owned 32% of the equity and voting rights of Commtouch, K.K. (Japan) (now known as Imetrix). During the second quarter ended June 30, 2003, Commtouch recognized $237 as equity in income of Imetrix (formerly Commtouch Japan).

NOTE 4: CONVERTIBLE LOAN

On January 29, 2003 Commtouch entered into a Convertible Loan Agreement with certain lenders according to which the Company is entitled to receive up to a maximum possible loan (the "Loan") amount of $1,258. Through June 2003 the Company has received the total Loan amount of $1,258 from the lenders. The Loan is to be repaid after three years, unless converted into Commtouch shares by the lenders or a defined event triggering early repayment is met. The Loan bears interest at a rate of ten percent per annum. Furthermore, the Loan's principal and interest may be converted by the lenders into equity in the Company at any time during the Loan term, at a conversion price of $0.25 per ordinary share ("Conversion Price"). Warrants exercisable for purchase of up to 5,000,000 of the Company's ordinary shares have been issued to the lenders (based on such Loan amounts advanced divided by the Conversion Price). Each one-third of the warrants are exercisable at prices per ordinary share of $0.25, $0.33 and $0.50 respectively, and the warrants are exercisable at any time within five years of issuance. Warrants shall also be issued on an annual basis for any accumulated interest on the Loan.

In accordance with APB No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" ("APB 14"), Commtouch allocated a portion of the proceeds to the warrants, based on their applicable fair values. Amounts allocated to the warrants totaling $1,045, were recorded as additional paid in capital.

The fair value of the warrants was estimated at the grant date using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.7%, dividend yield of 0%, volatility factors of the expected market price of the Commtouch Ordinary shares of 1.384 and an expected life of five years.

In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingent Adjustable Conversion Rations" ("EITF 98-5"), Commtouch recorded to additional paid in capital $39 as the beneficial conversation feature attributed to the convertibility feature of the Loan.

Amounts reflecting the fair value of the warrants and the beneficial conversion feature of the Loan have been recorded as discounts on the Loan. The discount related to the warrants and the beneficial conversion feature was amortized as financial expenses over the term of the Loan.

NOTE 5: LITIGATION

Class Action Litigation

Following our restatement of revenues for the first three quarters of 2000, several class action lawsuits were filed in the United States District Court for the Northern District of California against the Company and certain of our officers and a director, alleging violations of the antifraud provisions of the Securities Exchange Act of 1934 arising from the Company's financial statements. These lawsuits were consolidated into one action in late 2001. Thereafter, the Company filed a Motion to Dismiss, which was granted. The plaintiffs then filed a second amended and consolidated complaint, and our second motion to dismiss was only partially accepted, with the end result being that the plaintiffs filed a third amended and consolidated complaint. We (including the individual defendants) filed an answer to that complaint, and the case then moved into the discovery stage, with the case being set for trial in January 2004. In May 2003, a settlement agreement was signed between the plaintiffs and defendants and the court thereafter issued a preliminary order approving the settlement. The settlement calls for the payment of $15 million to the plaintiffs, with this amount to be fully funded by the Company's Directors and Officers policy. The payment to plaintiffs under this settlement should not cause the Company any financial hardship. On September 24, 2003, the court entered a final order approving the settlement and, as of such date, no class member had chosen to opt out of the settlement. The settlement does not contain any admissions or findings of wrongdoing on the part of the defendants, and we continue to maintain that the Company and individual defendants acted properly at all times.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
U.S. dollars in thousands (except share and per share data)

NOTE 6: GEOGRAPHIC INFORMATION

The Company  conducts its business on the basis of one  reportable  segment (see
Note 1 for brief description of the Company's business).

Revenues from external customers:

                                       Six-months     Six-months
                                         ended           ended
                                        June 30,       June 30,
                                         2003            2002
                                        ------          ------
                 Israel ......          $   18          $  436
                 U.S.A .......             158             698
                 Europe ......              --             894
                 Japan .......              --             227
                 Latin America              --              31
                                        ------          ------
                                        $  176          $2,276
                                        ======          ======

The Company's long-lived assets are as follows:

                                     Six-months         Year
                                        ended          ended
                                       June 30,      December 31,
                                        2003            2002
                                       ------          ------
                 Israel........        $  435          $  441
                 U.S.A.........           263             588
                                       ------          ------
                                       $  698          $1,029
                                       ======          ======

NOTE 7: LOSS PER SHARE:

The following table sets forth the computation of basic and diluted net loss per share:

1. Numerator:
                                                                               Six months ended
                                                                                    June 30,
                                                                      ---------------------------------
                                                                          2003                 2002
                                                                      ---------------   ---------------
                                                                                 Unaudited
                                                                      ---------------------------------
   Numerator for basic and diluted loss per share                             --
   Numerator for basic and Loss available to Ordinary shareholders    $    (2,181)      $    (1,599)
                                                                      ===============   ===============
2. Denominator (in thousands):

    Denominator for basic and diluted loss per share -
    Weighted average number of shares                                      22,240            19,455
                                                                      ===============   ===============

All outstanding stock options and warrants have been excluded from the calculation of the diluted loss per share because all such securities are anti-dilative for all periods presented. The total number of shares related to outstanding options and warrants excluded from the calculations of diluted net loss per share were 12,554,982 and 4,835,088 six months ended June 30, 2003 and June 30, 2002, respectively.

NOTE 8: SUBSEQUENT EVENTS:

In July 2003 Commtouch entered into a private placement agreement with several existing and new investors. Commtouch issued approximately 2.88 million ordinary shares against the investment of $1,440, or $0.50 per ordinary share by the investors. The investors also received warrants to purchase up to an additional
1.44 million ordinary shares, exercisable at a price of $0.50 per share. The warrants are currently exercisable and expire in five years.

Additionally, a private placement was secured in late July 2003 from Israel Seed Partners, a major Israel venture capital group, Argos Capital Management, a New York based hedge fund and a private individual investor. Commtouch issued
2,666,667 million ordinary shares against the investment in the company by Israel Seed Partners of $1,000, Argos Capital of $500 and the individual investor of $100, or $0.60 per ordinary share. The investor also received warrants to purchase up to an additional 1.6 million ordinary shares, exercisable at a price of $0.65 per share. The warrants are currently exercisable and expire in five years.

                           15,651,975 Ordinary Shares

                             COMMTOUCH SOFTWARE LTD.

                             -----------------------

                                   PROSPECTUS

                             -----------------------

                                October 20, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Israeli law permits a company to insure an Office Holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her fiduciary duty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an Office Holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an Office Holder. Moreover, a company can indemnify an Office Holder for any of the following obligations or expenses incurred as a result of an act or omission of such persons in their capacity as Office Holders: (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a settlement or an arbitrator's decision confirmed by a court and (b) reasonable litigation expenses, including attorneys' fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, in connection with a criminal action in which he or she was acquitted or in connection with a criminal action which does not require criminal intent in which he or she was convicted.

Our Articles of Association allow us to insure and indemnify Office Holders to the fullest extent permitted by law provided such insurance or indemnification is approved in accordance with Israel's Companies Law. The Company has acquired directors' and officers' liability insurance covering the officers and directors of the Company and its subsidiaries for certain claims. In addition, the Company has entered into an undertaking to indemnify the directors of the Company subject to certain limitations, as well as Indemnification and Exculpation Agreements, and these undertakings and agreements have been ratified by our shareholders.

Certain members of our management team are officers of our subsidiary, Commtouch Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in
Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.

With  respect to all  proceedings  other than  shareholder  derivative  actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by
Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

Pursuant to the terms under which the ordinary shares were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement, or any omission therein to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Exchange Act, state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on information provided by the Selling Securityholders, as to which the Selling Securityholders have agreed to indemnify the Company.

Item 9. Exhibits.

The exhibits listed on the exhibit index to this filing are incorporated herein by reference.

Item 10. Undertakings.

(a) The undersigned Registrant hereby undertakes:

  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the
   Registration Statement.

    (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, state of California, on October 20, 2003.

                                            COMMTOUCH SOFTWARE LTD.

                                            By:   /s/ DEVYANI PATEL
                                            -----------------------------
                                                      Devyani Patel
                                                      Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Name                               Title                              Date
-------------------------  ---------------------------------------     ----------------
  /s/ GIDEON MANTEL*       Chief Executive Officer and Director        October 20, 2003
-------------------------      (Principal Executive Officer)
      Gideon Mantel


  /s/ DEVYANI PATEL*       Vice President, Finance                     October 20, 2003
-------------------------      (Principal Financial and
      Devyani Patel             Accounting Officer)

  /s/ CAROLYN CHIN*        Director, Chairman of the Board             October 20, 2003
-------------------------
      Carolyn Chin

  /s/ AMIR LEV*            Director                                    October 20, 2003
-------------------------
      Amir Lev

  /s/ UDI NETZER*          Director                                    October 20, 2003
-------------------------
      Udi Netzer

  /s/ OFER SEGEV*          Director                                    October 20, 2003
-------------------------
      Ofer Segev

  /s/ RICHARD SORKIN*      Director                                    October 20, 2003
-------------------------
      Richard Sorkin

  /s/ NAHUM SHARFMAN*      Director                                    October 20, 2003
-------------------------
      Nahum Sharfman

  */s/ DEVYANI PATEL       *Individually and as Attorney-in-fact       October 20, 2003
-------------------------  and Authorized U.S. Representative
      Devyani Patel

                                  Exhibit Index

 Exhibit
 Number                    Description of Document
--------    --------------------------------------------------------------------

   2.0 Ordinary Shares and Warrants Purchase Agreement dated as of July 10, 2003 by and between Commtouch Software Ltd. and the Investors Listed on Exhibit A Thereto (incorporated by reference to Exhibit 2 to Report of Foreign Private Issuer on Form 6-K for the month of July 2003 [File No. 000-26495]).

   2.1 Ordinary Shares and Warrants Purchase Agreement dated as of July 29, 2003 by and between Commtouch Software Ltd. and the Investors Listed on Exhibit A Thereto (incorporated by reference to Exhibit 2 to Report of Foreign Private Issuer on Form 6-K for the month of August 2003 [File No. 000-26495]).

   2.2 Ordinary Shares and Warrants Purchase Agreement dated as of July 29, 2003 by and between Commtouch Software Ltd. and the Investor Listed on Exhibit A Thereto (incorporated by reference to Exhibit 3 to Report of Foreign Private Issuer on Form 6-K for the month of August 2003 [File No. 000-26495]).

   5.1      Opinion  of  Naschitz,   Brandes  &  Co.,  Israeli  counsel  to  the
            Registrant, as to certain legal matters with respect to the legality of the shares.

   23.1 Consent of Kost, Forer & Gabbay, a Member of Ernst & Young Global, independent auditors.

   23.2     Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)

   23.3     Consent of Bingham McCutchen LLP.

   24.1     Power  of  Attorney  of  directors  and  certain   officers  of  the
            Registrant.